Exhibit 10.2

Cytek Biosciences, INC.

RSU AWARD GRANT NOTICE

(2021 EQUITY INCENTIVE PLAN)

Cytek Biosciences, Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units specified and on the terms set forth below (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth in this RSU Award Grant Notice (the "Grant Notice"), the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Global RSU Award Agreement, including any additional terms and conditions for your country included in the appendix attached thereto (together with the Global RSU Award Agreement, the "Agreement"), all which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant: ____________________________________

Date of Grant:

Vesting Commencement Date: Number of Restricted Stock Units:

Vesting Schedule: [ ].

Notwithstanding the foregoing, vesting shall terminate upon the Participant’s termination of Continuous Service.

Issuance Schedule: One share of Common Stock will be issued for each restricted stock unit which vests at the time set forth in Section 5 of the Agreement.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•
The RSU Award is governed by this Grant Notice, and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan or the Agreement, this Grant Notice may not be modified, amended or revised except in a writing signed by you and the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel.

•
You have read and are familiar with the provisions of the Plan, the Agreement and the Prospectus. In the event of any conflict between the provisions in the Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•
The Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company or, as applicable, an Affiliate and you in each case that specifies the terms that should govern this RSU Award.

Exhibit 10.2

Cytek Biosciences, INC. By: Signature Title: Date:	PARTICIPANT: By: Signature Date:

Exhibit 10.2

Cytek Biosciences, INC.

2021 EQUITY INCENTIVE PLAN GLOBAL RSU AWARD AGREEMENT

As reflected by your RSU Award Grant Notice (“Grant Notice”), Cytek Biosciences, Inc. (the “Company”) has granted you an equity award under its 2021 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (the “Restricted Stock Units”) as indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award are subject to the Plan, the Grant Notice and this Global RSU Award Agreement, including any additional terms and conditions for your country included in the appendix attached hereto (collectively, the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

1.
GOVERNING PLAN DOCUMENT. Your RSU Award is subject to all the provisions of the Plan. Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.
GRANT OF THE RSU AWARD. This RSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of Restricted Stock Units indicated in the Grant Notice, subject to your satisfaction of the vesting conditions set forth therein. Notwithstanding the foregoing, the Company, in its sole discretion, may settle the RSU Award in cash. Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

3.
DIVIDENDS. You shall receive no benefit or adjustment to your RSU Award with respect to any cash dividend, stock dividend, or other distribution that does not result from a Capitalization Adjustment as provided in the Plan.

4.
Responsibility for Taxes.
(a)
You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing you or to which you otherwise provide services (the “Service Recipient”), the ultimate liability for all income tax (including U.S. or non-U.S. federal, state, and local taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including, but not limited to, the grant of the RSU Award, the vesting of the RSU Award, the issuance of shares in settlement of vesting of the RSU Award, the subsequent sale of any shares of Common Stock acquired pursuant to the RSU Award and the receipt of any dividends or dividend

Exhibit 10.2

equivalents; and (ii) do not commit to and are under no obligation to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Further, if you become subject to taxation in more than one country, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.

(b)
Notwithstanding any contrary provision of this Agreement, no share of Common Stock will be issued to you unless and until satisfactory arrangements (as determined by the Plan Administrator) will have been made by you with respect to the payment of Tax-Related Items which the Company determines must be withheld with respect to the RSU Award or such shares of Common Stock. In connection with any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following: (i) requiring you to make a cash payment; (ii) withholding from your wages or other cash compensation payable to you by the Company and/or any Affiliate, including the Service Recipient; (iii) withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iv) withholding from shares of Common Stock to be issued to you upon settlement of the Restricted Stock Units; or (v) any other method of withholding determined by the Company and permitted by Applicable Law; provided, however, that that if you are an Officer, then the Plan Administrator shall establish the method of withholding from alternatives (i)-(iii) herein and, if the Plan Administrator does not exercise its discretion prior to the applicable withholding event, then you shall be entitled to elect the method of withholding from the alternatives above.

(c)
The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including minimum and maximum rates applicable in your jurisdiction. In the event of over-withholding you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in shares of Common Stock) from the Company or the Service Recipient; otherwise, you may be able to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(d)
You agree to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock, or the proceeds of the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

5.
DATE OF ISSUANCE.
(a)
To the extent your RSU Award is exempt from application of Section 409A of the Code and any state law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of shares of the Company’s Common Stock equal to the number of vested Restricted Stock Units subject to your RSU Award, including any additional Restricted Stock Units received pursuant to Section 3 above that relate to those vested Restricted Stock Units as soon as reasonably practicable after the applicable vesting date(s) (the “Original Distribution Date”).

Exhibit 10.2

(b)
Notwithstanding the foregoing, in the event that you are prohibited from selling shares of the Company’s Common Stock in the public market on the scheduled delivery date by the Trading Policy or otherwise, and the Company elects not to satisfy its withholding obligations for Tax-Related Items, if any, by withholding shares from your distribution, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than March 15th of the immediately following calendar year. Delivery of the shares pursuant to the provisions of Section 5 is intended to comply with the requirements for the short-term deferral exemption available under U.S. Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. However, if and to the extent the RSU Award is a Non-Exempt Award, the provisions of the Plan with respect to Non-Exempt Awards shall apply in lieu of the provisions in this Section 5.

6.
NATURE OF GRANT. In accepting the RSU Award, you acknowledge, understand and agree that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the RSU Award is an exceptional, voluntary, one-time benefit and does not create any contractual or other right to receive future grants of Restricted Stock Units, other equity awards or benefits in lieu of equity awards, even if equity awards have been granted in the past;

(c)
all decisions with respect to future RSU Awards or other grants, if any, will be at the sole discretion of the Company;

(d)
the RSU Award grant and your participation in the Plan shall not create a right to Continuous Service or be interpreted as forming or amending an employment or service contract with the Company, the Service Recipient or any Affiliate;

(e)
you are voluntarily participating in the Plan;

(f)
the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)
the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h)
the future value of the shares of Common Stock underlying the RSU Award is unknown, indeterminable, and cannot be predicted with certainty;

(i)
if the RSU Award vests and you are issued shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value following the date the shares are issued;

(j)
for purposes of the RSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or

Exhibit 10.2

the terms of your employment or other service agreement, if any), and your right to vest in the RSU Award under the Plan, if any, will terminate as of such date; however, unless otherwise determined by the Company, the RSU Award will continue to vest through any statutory notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering service or the terms of your employment or other service agreement, if any; the Plan Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the RSU Award (including whether you may still be considered to be providing services while on a leave of absence);

(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU Award resulting from your termination of Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any);

(l)
in the event that you are not a direct service provider to the Company, the grant of the RSU Award will not be interpreted to form an employment or other service relationship with the Company;

(m)
unless otherwise agreed with the Company in writing, the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Affiliate; and

(n)
neither the Company, the Service Recipient or any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSU Award or any shares of Common Stock acquired upon settlement of the RSU Award.

7.
ELECTRONIC DELIVERY AND PARTICIPATION. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

8.
TRANSFERABILITY. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

9.
CORPORATE TRANSACTION. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

10.
No Liability For Taxes. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to any liabilities for Tax-Related Items arising from the RSU Award or the shares of Common Stock subject to the RSU Award and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.
11.
SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner

Exhibit 10.2

which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12.
WAIVER. You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

13.
NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock.

14.
DATA PRIVACY NOTICE AND CONSENT.
(a)
Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent.

(b)
Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliated companies (the “Designated Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the Designated Broker or other service providers, with such agreement being a condition to the ability to participate in the Plan. The Company and the Designated Broker are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is your consent.

(c)
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your period of Continuous Service.

(d)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or employment or other service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to you or administer or maintain such awards.

(e)
Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and

Exhibit 10.2

addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.

15.
LANGUAGE. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

16.
GOVERNING LAW/VENUE. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware. For purposes of any action, lawsuit or other proceeding brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts where this grant is made and/or to be performed.

17.
INSIDER TRADING RESTRICTIONS / MARKET ABUSE LAW. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States, your country and the Designated Broker’s country, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (i.e., RSU Awards) or rights linked to the value of the shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Trading Policy, or any other applicable insider trading policy then in effect. You acknowledge that you are responsible for complying with any applicable restrictions and are encouraged to speak with your personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in your country.

18.
FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country. The Applicable Laws in your country may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.

19.
Compliance With Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon settlement of the RSU prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or

Exhibit 10.2

regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

20.
COUNTRY-SPECIFIC PROVISIONS. Notwithstanding any provisions of this Global RSU Award Agreement to the contrary, the RSU Award shall be subject to any additional terms and conditions for your country set forth in the appendix attached hereto (the “Appendix”). Further, if you transfer to another country reflected in the Appendix, the terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

21.
IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.
OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

23.
QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable U.S. federal income tax consequences please see the Prospectus.

Exhibit 10.2

APPENDIX TO THE

CYTEK BIOSCIENCES, INC.

2021 EQUITY INCENTIVE PLAN GLOBAL RSU AWARD AGREEMENT

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Grant Notice and/or the Global RSU Award Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSU Award granted to you under the Plan if you work or reside outside the U.S. and/or in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer Continuous Service and/or residency to another country after the date of grant, are a consultant, change employment status to a consultant position, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the additional terms and conditions contained herein shall be applicable to you. References to the Service Recipient shall include any entity that engages your services.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is provided solely for your convenience and is based on the securities, exchange control and other laws in effect in the respective countries as of June 1, 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you vest in the RSU Award or sell any shares of Common Stock acquired upon settlement of the vested Restricted Stock Units.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the date of grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

Exhibit 10.2

Australia

Notifications

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on your behalf.

Securities Law Information. If you acquire shares of Common Stock under the Plan and offer the shares of Common Stock for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law.

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the Restricted Stock Units granted under the Plan, such that the Restricted Stock Units are intended to be subject to deferred taxation.

Belgium

Notifications

Foreign Asset/Account Reporting Information. Belgian residents are required to report any security (e.g., shares of Common Stock acquired under the Plan) or bank account held outside of Belgium on their annual tax return. In a separate report, they will be required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened). The forms to complete the report are available on the National Bank of Belgium website.

Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax may apply when shares of Common Stock acquired under the Plan are sold. Belgian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the stock exchange tax.

Annual Securities Account Tax Information. An “annual securities account tax” has been implemented, which imposes an annual tax on the value of qualifying securities held in a Belgian or foreign securities account. The tax will not apply unless the total value of securities you hold in such an account exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). Different payment obligations may apply, depending on whether the securities account is held with a Belgian or foreign financial institution. You should consult your personal tax advisor for more information regarding your annual securities accounts tax payment obligations.

Canada

Terms and Conditions

Settlement. For the avoidance of doubt, notwithstanding any discretion in the Plan and the Global RSU Award Agreement to the contrary, Restricted Stock Units granted in Canada shall be settled in shares of Common Stock only.

Termination. The following provision supplements Section 6(j) of the Global RSU Award Agreement:

For purposes of the RSU Award, your Continuous Service will be considered terminated (regardless of the

Exhibit 10.2

reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any) as of the date that is the earliest of: (a) the date you are no longer actively providing services to the Company or any Affiliate, or (b) the date you receive notice of termination of your Continuous Service. However, unless otherwise determined by the Company, the RSU Award will continue to vest through any statutory notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering service or the terms of your employment or other service agreement, if any. You will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting. In case of any dispute as to whether termination of Continuous Service has occurred that cannot be reasonably determined under the Agreement and the Plan, the Plan Administrator shall have the sole discretion, subject to applicable legislation, to determine whether such termination has occurred and the effective date of such termination.

The following provisions apply if you are a resident of Québec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Notifications

Securities Law Information. Shares of Common Stock acquired under the Plan may not be sold or otherwise disposed of within Canada. You are permitted to sell the shares of Common Stock acquired under the Plan only through the Designated Broker, provided the resale of the shares of Common Stock takes place outside Canada.

Foreign Asset/Account Reporting Information. You are required to report any foreign specified property (including shares of Common Stock and unvested Restricted Stock Units) on form T1135 (Foreign Income Verification Statement) if the total cost of your foreign specified property exceeds C$100,000 at any time in the year. Restricted Stock Units must be reported - generally at nil cost - if the C$100,000 cost threshold is exceeded because of other foreign specified property held by you. When shares of Common Stock are acquired, their cost is generally the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily would equal the fair market value of the shares of Common Stock at the time of acquisition, but if you own other shares of Common Stock, this ACB may have to be averaged with the ACB of other shares of Common Stock. The form T1135 generally must be filed by April 30 of the following year. You should consult your personal legal advisor to ensure compliance with applicable reporting obligations.

China

The following terms and conditions apply if you are subject to exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”) as determined by the Company in its sole discretion.

Terms and Conditions

Vesting. Notwithstanding anything to the contrary in the Plan or the Agreement, unless otherwise determined by the Company, the Restricted Stock Units will not vest and no shares of Common Stock will be issued to

Exhibit 10.2

you unless and until all necessary exchange control or other approvals with respect to the Restricted Stock Units under the Plan have been obtained from SAFE or its local counterpart (“SAFE Approval”). In the event that SAFE Approval has not been obtained prior to any date(s) on which the Restricted Stock Units are scheduled to vest in accordance with the vesting schedule set forth in this Agreement, unless otherwise determined by the Company, you will receive a vesting credit for the Restricted Stock Units that would have vested once SAFE Approval is obtained (the “Actual Vesting Date”). Unless otherwise determined by the Company, if your Continuous Service terminates prior to the Actual Vesting Date, you shall not be entitled to vest in any portion of the Restricted Stock Units and the Restricted Stock Units shall be forfeited without any liability to the Company, the Service Recipient or any other Affiliate.

Sale Requirement. You agree that the Company reserves the right to require the sale of any shares of Common Stock issued upon settlement of the Restricted Stock Units. You understand and agree that any such sale of shares of Common Stock may occur as soon as is practical following settlement of the Restricted Stock Units or at a later time. In any event, the Company will require the sale of any shares of Common Stock you may then hold within six (6) months (or such other period as may be required under applicable legal or exchange control requirements, as determined by the Company) following the termination of your Continuous Service.

You agree that the Company is authorized to instruct the Designated Broker to assist with the sale of the shares of Common Stock on your behalf pursuant to this authorization, and you expressly authorize the Designated Broker to complete the sale of such shares of Common Stock. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Designated Broker) to effectuate the sale of the shares of Common Stock (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and to otherwise cooperate with the Company with respect to such matters, provided that you shall not be permitted to exercise any influence over how, when or whether the sales occur. Upon the sale of the shares of Common Stock, you will receive the cash proceeds from the sale, less any applicable Tax-Related Items, brokerage fees or commissions, in accordance with applicable exchange control laws and regulations.

You acknowledge that the Designated Broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Due to fluctuations in the price and/or applicable exchange rates between the settlement date and (if later) the date on which the shares of Common Stock are sold, the amount of proceeds ultimately distributed to you may be more or less than the market value of the shares of Common Stock on the settlement date (which is the amount relevant to determining your liability for Tax-Related Items). You understand and agree that the Company is not responsible for the amount of any loss that you may incur and that the Company assumes no liability for any fluctuations in the price of the shares of Common Stock and/or any applicable exchange rate.

Designated Broker Account. If shares of Common Stock issued upon the settlement of the Restricted Stock Units are not sold after issuance, you acknowledge that you are required to maintain the shares of Common Stock in an account as may be selected by the Company until the shares of Common Stock are sold through the Designated Broker (as further detailed below).

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to immediately repatriate the cash proceeds from the sale of shares of Common Stock and any cash dividends paid on such shares of Common Stock to China. You further understand that, under local law, such repatriation of your cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Service Recipient or any other Affiliate, and you hereby consent and agree that any proceeds from the sale of shares of Common Stock or any cash dividends paid on such shares of Common Stock may be transferred to such special account prior to being delivered to you.

Exhibit 10.2

The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Service Recipient and/or the Company so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, the Company is under no obligation to secure any particular exchange conversion rate and/or conversion date and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold or dividends are received and the time the proceeds are distributed through any such special exchange account.

You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Colombia

Terms and Conditions

Labor Law Acknowledgment. By accepting the RSU Award, you expressly acknowledge that, pursuant to Article 15 of Law 50/1990 (Article 128 of the Colombian Labor Code), the Restricted Stock Units and any payments you receive pursuant to the Restricted Stock Units are wholly discretionary and are a benefit of an extraordinary nature that do not exclusively depend on your performance. Accordingly, the Plan, the RSU Award and any related benefits do not constitute a component of your “salary” for any legal purpose, including for the purposes of calculating any and all labor benefits, such as fringe benefits, vacation pay, termination or other indemnities, payroll taxes, social insurance contributions or any outstanding employment-related amounts, subject to limitations provided in Law 1393/2010.

Notifications

Securities Law Information. The underlying shares of Common Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Vacional de Valores y Emisores) and therefore the underlying shares of Common Stock may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia.

Exchange Control Information. You are responsible for complying with any and all Colombian foreign exchange requirements in connection with the Restricted Stock Units, any shares of Common Stock acquired and funds remitted into Colombia in connection with the Plan. This may include, among others, reporting obligations to the Central Bank (Banco de la República) and, in certain circumstances, repatriation requirements. You are responsible for ensuring your compliance with any applicable requirements and should speak to your personal legal advisor on this matter.

Foreign Asset/Account Reporting Information. You may be required to file an annual information return detailing any assets held abroad to the Colombian Tax Office. If the individual value of these assets exceeds a certain threshold, you must identify and characterize each asset, specify the jurisdiction in which it is located and provide its value.

France

Terms and Conditions

Type of Award. The Restricted Stock Units are not granted as “French-qualified” awards and are not intended to qualify for the specific tax and social security treatment applicable to shares granted for no consideration

Exhibit 10.2

under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Consent to Receive Information in English. By accepting the RSU Award, you confirm having read and understood the documents relating to this grant (the Plan and this Agreement), including all terms and conditions included therein, which were provided in the English language. You accept the terms and conditions of these documents accordingly.

Consentement relatif à la réception d’informations en langue anglaise. En acceptant les Droits sur des Actions Assujettis à des Restrictions, vous confirmez avoir lu et compris les documents relatifs à cette attribution (le Plan et le présent Contrat d’Attribution), y compris les termes et conditions de ces documents, qui ont été communiqués en langue anglaise. Vous acceptez les termes et conditions de ces documents en connaissance de cause.

Notifications

Exchange Control Information. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount. You should consult with your personal financial advisor for further details regarding this requirement.

Foreign Asset/Account Reporting Information. You are required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing your annual tax return.

Germany

Notifications

Exchange Control Information. Cross-border payments and certain other transactions with a value in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock or from the receipt of any dividends paid on such shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically. The form of report (“Allgemeines Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. In addition, you may be required to report the acquisition of shares of Common Stock to the Bundesbank via email or telephone if the value of the shares of Common Stock acquired exceeds €12,500. You are responsible for complying with applicable reporting requirements and should consult with your advisor or directly with the Bundesbank as to the transactions that trigger a reporting obligation.

Foreign Asset/Account Reporting Information. If your acquisition of shares of Common Stock under the Plan leads to a so-called qualified participation at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained only if (i) you own at least 1% of the Company and the value of the shares of Common Stock acquired exceeds €150,000 or (ii) you hold shares of Common Stock exceeding 10% of the Company's total Common Stock.

Italy

Terms and Conditions

Plan Document Acknowledgement. By accepting the RSU Award, you acknowledge you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix,

Exhibit 10.2

in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix.

Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also will apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Tax on Foreign Financial Assets. The value of any shares of Common Stock (and certain other foreign assets) you hold outside Italy will be subject to a foreign financial assets tax, to the extent the aggregate value of your covered foreign assets exceeds a certain threshold. The taxable amount is equal to the fair market value of the shares of Common Stock on December 31 or on the last day the shares of Common Stock were held (in such case, or when the shares of Common Stock are acquired during the course of the year, the tax is levied in proportion to the number of days the shares of Common Stock were held over the calendar year). If you are subject to this foreign financial assets tax, you will need to report the value of the financial assets held abroad in Form RM of your annual tax return. You are advised to contact your personal tax advisor for additional information about the foreign financial assets tax.

Japan

Notifications

Exchange Control Information. If you acquire shares of Common Stock valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the share of Common Stock.

Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside Japan as of December 31 (including shares of Common Stock acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

Netherlands

There are no country-specific provisions.

Poland

Notifications

Exchange Control Information. Polish residents holding foreign securities (including shares of Common Stock) and maintaining accounts abroad may be required to file certain reports with the National Bank of Poland on the transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000 in the aggregate. If required, the resident must file reports on the transactions and balances of the accounts on a quarterly basis on special forms available on the website of the National Bank of Poland.

In addition, Polish residents are required to transfer funds (e.g., in connection with the sale of shares of

Exhibit 10.2

Common Stock) through a bank in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000 unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply). Polish residents are required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred.

Portugal

Terms and Conditions

Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

Conhecimento da Lingua. Por meio do presente, você declaro expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.

Notifications

Exchange Control Information. If you are a resident of Portugal and you receive shares of Common Stock, the acquisition of such shares of Common Stock should be reported to the Banco de Portugal for statistical purposes. If the shares of Common Stock are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report to the Banco de Portugal. If the shares of Common Stock are not deposited with a commercial bank, broker or financial intermediary in Portugal, you will be responsible for submitting the report to the Banco de Portugal.

Singapore

Notifications

Securities Law Information. The RSU Award is being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not being granted to you with a view to the shares of Common Stock acquired from the RSU Award being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore. Further, the RSU Award is subject to section 257 of the SFA and you should not sell, or offer to sell, any shares of Common Stock acquired pursuant to the RSU Award in Singapore, unless such sale or offer is made (i) after six months from the Date of Grant or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

To the extent you sell, offer to sell or otherwise dispose of shares of Common Stock acquired through the Plan within six months of the Date of Grant, you are permitted to dispose of such shares of Common Stock through the Designated Broker, provided the resale of shares of Common Stock acquired under the Plan takes place outside Singapore through the facilities of a stock exchange on which the shares of Common Stock are listed.

Director Notification Obligation. If you are a director, associate director or shadow director of a Singaporean Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing when you receive an interest (e.g., Restricted Stock Units, shares of Common Stock) in the Company or an Affiliate. In addition, you must notify the Singaporean Affiliate when you sell any shares of Common Stock (including when you sell the shares of Common Stock acquired under the Plan). These notifications must be made within two (2)

Exhibit 10.2

business days of acquiring or disposing of any interest in the Company or any Affiliate. In addition, a notification must be made of your interests in the Company or any Affiliate within two (2) business days of becoming a director, associate director or shadow director of an Affiliate in Singapore.

Spain

Terms and Conditions

Labor Law Acknowledgement. As a condition of receipt of the RSU Award, you acknowledge you understand and agree to participation in the Plan and that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to certain individuals who are eligible to receive Awards under the Plan. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the RSU Award and the underlying shares of Common Stock is unknown and unpredictable. In addition, you understand that this grant would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the RSU Award shall be null and void.

Furthermore, you understand that the RSU Award is a conditional right. Except as determined by the Plan Administrator or as provided in the Agreement, you shall forfeit any unvested RSU Award upon termination of Continuous Service. The terms of this provision apply even if you are considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”).

Notifications

Exchange Control Information. If you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Board, the acquisition, ownership and disposition of stock in a foreign company (including shares of Common Stock) must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones, the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. In this case, the declaration must be made in January for shares acquired or disposed of during the prior year and/or for shares owned as of December 31 of the prior year; however, if the value of the shares acquired or sold exceeds €1,502,530, the declaration must be filed within one month of the acquisition or disposition, as applicable.

When receiving foreign currency payments derived from the ownership of shares of Common Stock (i.e., dividends or sale proceeds) in excess of €50,000, you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including shares of Common Stock acquired under the Plan), and any transactions with non-Spanish residents (including any payments of shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of

Exhibit 10.2

December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the RSU Award. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Sweden

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 4 of the Global RSU Award Agreement:

Without limiting the Company’s and the Service Recipient's authority to satisfy their withholding obligations for Tax-Related Items as set forth in the Global RSU Award Agreement, in accepting the Restricted Stock Units, you authorize the Company and/or the Service Recipient to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to you upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Service Recipient have an obligation to withhold such Tax-Related Items.

Switzerland

Notifications

Securities Law Information. Because the grant of Restricted Stock Units is considered a private offering in Switzerland; it is not subject to registration in Switzerland. Neither this Agreement nor any other materials relating to the Restricted Stock Units (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee or other service provider of the Company or any Affiliate or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

Taiwan

Notifications

Securities Law Information. The offer of participation in the Plan is available only for service providers of the Company and its Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. Taiwanese residents may acquire and remit foreign currency (including funds to purchase or proceeds from the sale of shares of Common Stock) into and out of Taiwan, through an authorized foreign exchange bank, up to US$5 million per year without submission of supporting documentation. If the transaction amount is TWD$500,000 or more in a single transaction, Taiwanese residents are required to submit a foreign exchange transaction form and if the transaction amount is US$500,000 or more in a single transaction, such residents may be required to provide supporting documentation to the satisfaction of the remitting bank. You are personally responsible for complying with exchange control restrictions in Taiwan.

Exhibit 10.2

United Kingdom

Terms and Conditions

Responsibility for Taxes. Without limitation to Section 4 of the Global RSU Award Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company, the Service Recipient or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that you are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf. For the purposes of this Agreement, Tax-Related Items include (without limitation) employment income tax, employee National Insurance Contributions (“NICs”) and the employee portion of the Health and Social Care levy.

Notwithstanding the foregoing, if you are a Director or an Officer, the terms of the immediately foregoing provision may not apply in case the indemnification is viewed as a loan. In such case, the amount of any uncollected income tax may constitute an additional benefit to you on which additional income tax and NICs may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Service Recipient (as applicable) for the value of any employee NICs due on this additional benefit, which the Company and/or the Service Recipient may recover at any time thereafter by any of the means referred to in Section 4 of the Global RSU Award Agreement.